UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2017

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36790	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

1

Item 8.01 Other Events.

As previously reported, the Company held its annual meeting of stockholders on December 28, 2017 at which, among other things, the Company’s stockholders approved certain amendments to the Company’s Amended and Restated 2012 Stock Incentive Plan (the “2012 Plan”). As described in the Company’s definitive proxy statement for the Annual Meeting as filed with the SEC on December 4, 2017 (the “Proxy Statement”) under Proposal 3, amendments to the 2012 Plan were considered at the 2016 annual meeting but were not approved by the required vote. For options to purchase approximately 2.5 million shares granted after the 2016 annual meeting, the grantees agreed not to exercise the options prior to further stockholder approval of an increase in the reserve under the 2012 Plan. As a result of the stockholder approval of the amendments at the 2017 annual meeting, these restrictions on exercise were removed on December 28, 2017. Due to the removal of this restriction on exercise, the Company will recognize a non-cash charge for compensation expense of approximately $1.9 million in the fourth quarter of 2017.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 5, 2018

SKYLINE MEDICAL, INC.

By:	/s/ Bob Myers
Bob Myers Chief Financial Officer

3